Exhibit 99.1

Stem Cells as Medicine: The Promise of Universal Donor Adult Stem Cells Continues to Attract Optimism

Creative Medical Technology Holdings, Inc (OTCQB:CELZ) provides the following discussion on a recent US News and World Report article1 addressing advances of adult stem cells and its own patented stem cell technologies.

Stem cells are broadly categorized into “embryonic” and “adult” stem cells. Embryonic stem cells are derived from fertilized eggs and hold potential to generate every major tissue in the body. Unfortunately, embryonic stem cells are difficult to control due to their very immature state. This limits their ability to be used in patients, which has accounted for a lack of commercial success. In contrast, adult stem cells, which are classified as every type of stem cell that is not embryonic, are the basis of the technology of the two publicly traded biotech companies referenced in the article, Mesoblast and Athersys. Currently, Mesoblast is developing stem cells based on bone marrow stem cells from donors, primarily for treating heart failure, which is in the most advanced phases of clinical trials, termed Phase III. Additionally, Athersys is also using bone marrow derived stem cells from donors, primarily for use in stroke, which is also in Phase III clinical trials.

“We at Creative Medical Technologies are encouraged by this promising article that highlights the important advances being made by adult stem cell companies in addressing the significant unmet medical needs in degenerative conditions such as stroke and heart failure.” Said Timothy Warbington, President and CEO of Creative Medical Technology Holdings.

“For the past 7 years, we have been working on developing two types of adult stem cell therapies which are protected by issued US patents.”

Our first type of technology is based on a more immediate commercialization, these therapies use the patient’s own unexpanded and minimally manipulated stem cells, termed autologous stem cells, that can be rapidly implemented because of the long safety record of this type of procedure.

Our CaverstemTM procedure, involves using the patient’s own bone marrow derived stem cells to treat drug-resistant erectile dysfunction. This clinically tried procedure is already being performed by doctors on the West Coast.

Our second autologous bone marrow stem cell procedure for the treatment of degenerative disc disease, termed StemSpineTM is in the process of commercialization.

Our second type of technology is a “universal donor” stem cell that is similar to stem cells developed by Athersys and Mesoblast. In contrast to other universal donor stem cell types, the stem cell developed by Creative Medical Technology Holdings, Inc., termed “AmnioStemTM is derived from amniotic fluid, which possesses a higher ability to regenerate tissues as compared to other stem cell types. Our AmnioStemTM, universal donor stem cell is being developed as a treatment for stroke, with an FDA Investigational New Drug Application (IND) filing planned to initiate clinical trials.

“I am very impressed with the speed, agility, and precision that the team at Creative Medical Technology Holdings has displayed in advancing both autologous and allogeneic stem cell therapies.” Said Dr. Santosh Kesari, MD, PhD, FANA, FAAN, Director of the Neuroscience Research Center at the Pacific Neuroscience Institute and Member of Creative Medical Technology Holdings, Inc. Scientific Advisory Board. “I look forward to working with the Company in advancing its adult stem cell therapy products, which aim to address numerous unmet medical needs.”

1 https://money.usnews.com/investing/news/articles/2017-12-18/tiny-stem-cell-companies-close-in-on-major-heart-disease-goals

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939